                                                                     EXHIBIT 2.1
                               CUSTODY AGREEMENT

         This CUSTODY AGREEMENT (this "Agreement") is made and entered into as of February 26, 1998 by and among Chase Bank of Texas, N.A. ("Custodian"), ViaGrafix Corporation (the "Company"), Southwest Securities, Inc. ("Southwest"), UMB Bank, n.a. ("Transfer Agent"), Michael A. Webster, Robert E. Webster (Michael A. Webster and Robert E. Webster together, the "Management Selling Shareholders"), and Geocapital III, L.P. ("Geocapital," and together with the Management Selling Shareholders, the "Selling Shareholders").

         WHEREAS, the Company has filed its Registration Statement on Form S-1 (No. 333-42633) (as heretofore or hereafter amended, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), relating to an underwritten public offering of up to 2,530,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company, of which (i) 1,750,000 shares are to be sold by the Company, (ii) 450,000 shares (the "Firm Shares") are to be sold by the Selling Shareholders, and (iii) up to an additional 330,000 shares (the "Option Shares") may be sold by the Selling Shareholders upon the exercise of the overallotment option as provided in the Underwriting Agreement (defined below) (the Firm Shares and the Option Shares collectively, the "Selling Shareholders Shares");

         WHEREAS, prior to effectiveness of the Registration Statement under the 1933 Act, the Selling Shareholders intend to enter into an Underwriting Agreement (the "Underwriting Agreement"), a proof copy of which dated February 9, 1998 has been delivered to the Custodian, with the Company and the several underwriters (the "Underwriters") to be named therein, for whom Southwest is to act as representative (the "Representative"), relating to, among other things, the sale by the Selling Shareholders and the purchase by the several Underwriters of the Selling Shareholders Shares; and

         WHEREAS, the Selling Shareholders have duly executed and delivered a Selling Shareholders' Power of Attorney (the "Power of Attorney") naming each of the individuals specified therein as attorney-in-fact (the "Attorney-In-Fact") for certain purposes, including executing and delivering the Underwriting Agreement on behalf of the Selling Shareholders, determining the purchase price to be paid by the Underwriters to the Selling Shareholders as provided in the Underwriting Agreement, authorizing the delivery of the Selling Shareholders Shares, and otherwise acting on behalf of the Selling Shareholders in connection with the transactions contemplated by Underwriting Agreement and this Custody Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. The Management Selling Shareholders hereby deliver herewith to the Custodian, as custodian pursuant to this Agreement, and the Custodian confirms receipt of, certificates in negotiable form representing such number of shares of Common Stock designated on Schedule I hereto, which number shall
not be less than 686,071 shares of Common Stock in the aggregate.   Geocapital
hereby delivers herewith to the Custodian, and the Custodian confirms receipt of, certificates in negotiable form representing an aggregate of 855,000 shares of the Series A Convertible Preferred Stock of the Company ("Preferred Stock") which are convertible into 488,571 shares of Common Stock. The Selling Shareholders propose to sell pursuant to the Underwriting Agreement (following the conversion of the Preferred Stock into shares of Common Stock as provided below) up to an aggregate of 780,000 shares of Common Stock, consisting of "Firm Shares" and "Option Shares" as designated and in the respective amounts set forth on Schedule II hereto.

         2. Each of the certificates delivered pursuant to Section 1 above has been duly endorsed in blank by the appropriate Selling Shareholder or is accompanied by a duly endorsed stock power in blank, and in each case the signature of the Selling Shareholder on such endorsement or stock power has been medallion guaranteed by a bank or trust company or by a firm having membership on the New York Stock Exchange. If the number of shares of Common Stock represented by the certificates delivered by a Management Selling Shareholder herewith exceeds the number of shares set forth opposite the name of such Management Selling Shareholder on Schedule II hereto, the Custodian is authorized and instructed to cause to be issued in the name of such Management Selling Shareholder, and to return to such Management Selling Shareholder as soon as may be practicable following the Custodian's receipt of such shares, a certificate representing such excess number of shares of Common Stock.

         3. Prior to effectiveness of the Registration Statement under the 1933 Act, the Transfer Agent shall deliver to the Custodian, to be held in custody pursuant to the terms hereof, certificates representing the 488,571 shares of Common Stock issuable upon conversion of the Preferred Stock, some or all of which will be sold to the Underwriters by Geocapital in accordance with the terms of the Underwriting Agreement. The Representative may convert all of the Preferred Stock into 488,571 shares of Common Stock at any time on or after the "Firm Shares Closing Date" specified in the Underwriting Agreement (the "Closing Date") by delivery of a notice to the Custodian in substantially the form attached hereto as Exhibit "A", whereupon all of the Preferred Stock shall be deemed to have been converted into Common Stock.

         4. The Transfer Agent shall cancel and reissue the certificates deposited pursuant to Sections 1 and 3 hereof, together with the certificates evidencing the shares deposited hereunder by the Management Selling Shareholders, from time to time in such names and in such denominations as may be specified in the written instructions of the Custodian or the Representative; provided, however, that such certificates, upon reissuance, shall be held by the Custodian until delivered in accordance with the terms hereof.

         5. On or after the Closing Date and otherwise in accordance with written instructions delivered to the Custodian from the Representative, the Custodian shall deliver the certificates representing the Firm Shares (and the Option Shares, if instructed by the Representative) to be sold to the Underwriters, against delivery by the Representative to the Custodian of a notice (the "Payment Notice"), substantially in the form attached hereto as Exhibit "B", that payment for the Selling Shareholders Shares has been made to the Selling Shareholders of the total purchase price for the Firm Shares (and the Option Shares, if applicable) in the manner specified in the Underwriting Agreement. The proceeds from the sale of the Firm Shares (and the Option Shares, if applicable) shall be deposited via wire transfer into such accounts as specified in written instructions to the Representative from the respective Selling Shareholders. Notwithstanding the foregoing, the Custodian is hereby authorized and empowered to deposit the Selling Shareholders Shares with the Depository Trust Corporation ("DTC") and to take such additional actions with respect to such Selling Shareholders Shares (including, without limitation, to deliver instructions to the DTC with respect to the delivery or transfer of the Selling Shareholders Shares) as the Custodian may deem necessary or desirable to fulfill its obligations under this Agreement.

         6. At any time or times on or before 30 days following the Closing Date, at the place specified in the Underwriting Agreement, upon receipt of instructions from the Representative, the Custodian shall deliver (if not previously delivered) the certificates representing the Option Shares to be sold to the Underwriters, against payment by the Underwriters to the Selling Shareholders of the purchase price for the Option Shares, in the manner specified in the Underwriting Agreement. Upon the earlier of (i) delivery of the certificates representing the Option Shares and (ii) the date that is 31 days following the Closing Date, the Custodian shall deliver any remaining shares of Common Stock (including shares of Common Stock issued upon the conversion of Preferred Stock) to the appropriate Selling Shareholders.

         7. Until the Payment Notice is delivered to the Custodian or this Agreement is otherwise terminated in accordance with the provisions of
Section 17 hereof and except as set forth in Section 5 hereof, the Custodian shall hold the certificates representing the Selling Shareholders Shares in its custody. The Selling Shareholders shall be entitled to receive all dividends (whether cash or otherwise) on and other distributions in respect of the Selling Shareholders Shares deposited hereunder and to exercise all voting and consensual rights pertaining to the Selling Shareholders Shares owned by the Selling Shareholders.

         8. Each of the Selling Shareholders severally represents and warrants to the Custodian, with respect to himself or itself only and not with respect to any other Selling Shareholder, that:

         (a) the Common Stock and Preferred Stock deposited by the respective Selling Shareholders have been duty and validly authorized and issued and are fully paid and nonassessable;

         (b) all consents, approvals, authorizations and orders necessary for the execution and delivery by the Selling Shareholder of this Custody Agreement, the Power of Attorney and the Underwriting Agreement, and for the sale and delivery of the Selling Shareholders Shares have been obtained; and the Selling Shareholder has full right, power and authority to enter into this Custody Agreement, the Underwriting Agreement and the Power of Attorney and to sell, assign, transfer and deliver the number of Selling Shareholders Shares set forth opposite the name of the Selling Shareholder on
Schedule II hereto;

         (c) the performance of this Custody Agreement, the Power of Attorney and the Underwriting Agreement and the consummation of the transactions herein and therein contemplated, will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder is bound, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Shareholder or the property of the Selling Shareholder; and

         (d) the Selling Shareholder has, and immediately prior to the Closing Date the Selling Shareholder will have, good and marketable title to its Selling Shareholders Shares, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Selling Shareholders Shares and payment therefor pursuant to the Underwriting Agreement, good and marketable title to the number of Selling Shareholders Shares set forth opposite the name of the Selling Shareholder on Schedule II hereto, free and clear of all liens, encumbrances, equities or claims, will pass to the several Underwriters.

         9.      The Selling Shareholders agree that:

         (a) the Custodian's obligations and duties in this connection are confined to those specifically enumerated in this Custody Agreement;

         (b) the Custodian shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness or validity of any instruments deposited with the Custodian, or the form of execution thereof or the identity, authority or rights of any person executing or depositing them;

         (c) the Custodian is under no obligation to ascertain the terms or conditions of any such instruments or to comply in any respect with the terms thereof;

         (d) the Custodian shall not be liable for any loss which may occur by reason of forgeries, false representations, or the exercise of discretion by the Custodian in any particular manner, or for any other reason except gross negligence or willful misconduct. The Company and the Management Selling Shareholders further agree to indemnify and hold the Custodian harmless against all costs, damages, attorneys' fees, expenses and liabilities, which the Custodian may incur or sustain in connection with this Custody Agreement or any claim or court action arising hereunder, and will pay such items upon demand;

         (e) the Selling Shareholders Shares represented by the certificates deposited herewith are subject to the interests of the Underwriters under the Underwriting Agreement, the arrangements made by the Selling Shareholders for such custodial account and the appointment by the Selling Shareholders of the Attorney-In-Fact by the Power of Attorney are to that extent irrevocable; and

         (f) the obligations of the Selling Shareholders under this Custody Agreement and the Underwriting Agreement shall not be terminated by operation of law or the occurrence of any event, including the death or incapacity of any of the Selling Shareholders, or the termination of any trust or estate for which the undersigned is acting as a fiduciary, and that if any such event should occur before the delivery of the Selling Shareholders Shares as provided in the Underwriting Agreement, certificates for the Selling Shareholders Shares shall be delivered by the Custodian as Custodian in accordance with the terms and conditions of the Underwriting Agreement, and the actions by the Attorney-In-Fact pursuant to the Power of Attorney shall be as valid as if such event had not occurred, regardless of whether or not the Custodian or the Attorney-In-Fact shall have received notice of such event.

         10. The Custodian shall not be bound in any way by any other agreement or contract to which any of the Selling Shareholders or the Underwriters are parties (whether or not the Custodian has knowledge thereof) and the Custodian's only duties or responsibilities shall be to hold the Selling Shareholders Shares and to dispose of them in accordance with the terms of this Agreement.

         11. This Agreement may be altered or amended only with the consent of the Custodian, the Company, the Transfer Agent, the Selling Shareholders and the Representative. Should any attempt be made to change this Custody Agreement in a manner that would either increase the Custodian's duties or responsibilities, or which in the Custodian's sole and absolute discretion the Custodian deem undesirable, the Custodian may resign by notifying the other parties hereto in writing and, until a successor custodian is appointed by the other parties hereto and accepts such appointment, the Custodian's only duty shall be to hold the Selling Shareholders Shares pending delivery thereof to such successor custodian accompanied by an assignment or stock power transferring such Selling Shareholders Shares to such successor custodian without recourse or warranty.

         12. Any notice or other communication or delivery required or permitted to be given or made under this Agreement shall be delivered or made by messenger, or forwarded by registered or certified mail, as follows:

         (a)     if to the Selling Shareholders:

                 Michael A. Webster
                 c/o ViaGrafix Corporation
                 One American Way
                 Pryor, Oklahoma 74361

                 Robert E. Webster
                 c/o ViaGrafix Corporation
                 One American Way
                 Pryor, Oklahoma 74361

                 Geocapital III, L.P.
                 One Bridge Plaza, Fifth Floor
                 Fort Lee, New Jersey 07024
                 Attn:  Lawrence W. Lepard, General Partner

         (b)     if to the Representative:

                 Southwest Securities, Inc.
                 1201 Elm Street, Suite 3500
                 Dallas, Texas 75270
                 Attn:  C. William Dedmon, Jr., Senior Vice President

         (c)     if to the Custodian:

                 Chase Bank of Texas, N.A.
                 2200 Ross Avenue, Fifth Floor
                 Dallas, Texas  75201
                 Attn: Gary Jones, Vice President

         (d)     if to UMB:

                 UMB Bank, n.a.
                 928 Grand Avenue
                 Kansas City, Missouri  64106
                 Attn:  Nancy Hoffman

         (e)     if to the Company:

                 ViaGrafix Corporation
                 One America Way
                 Pryor, Oklahoma  74361
                 Attn:  Michael A. Webster, President

Any time limit applicable to such notice shall be calculated from the date the Custodian make such delivery by messenger or from the date the Custodian mail such notice. Any notice to the Custodian will be addressed to the Custodian's office as set forth on the first page hereof, and will be delivered by messenger or registered or certified mail.

         13. The Custodian shall be entitled to act and rely upon any statement, request or notice arising from this Custody Agreement given to the Custodian on behalf of the Selling Shareholders, if the same shall have been made or given to the Custodian by the Attorney-In-Fact; provided, however, that any statement or notice to the Custodian with respect to the Closing Date under the Underwriting Agreement or with respect to the non-effectiveness or termination of the Underwriting Agreement shall have been confirmed in writing to the Custodian by the Representative.

         14. The Custodian hereby agrees to act as custodian for the Selling Shareholders as provided herein. The Custodian shall be reimbursed by the Company (with reimbursal to the Company by the Selling Shareholders to the extent provided in the Underwriting Agreement) for any reasonable expenses or disbursements incurred by the Custodian in performing its duties hereunder, including, but not limited to, the actual cost for legal services if the Custodian should deem it necessary to retain an attorney. The Custodian may exercise any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel regarding all matters pertaining to its duties hereunder. The Custodian shall not be liable for any action taken or omitted to be taken by the Custodian hereunder except for its willful misconduct or gross negligence.

         15. The Custodian agrees that it will hold the certificates representing the Selling Shareholders Shares delivered to it herewith solely as a custodian and that the Custodian waives any liens, claims or security interests that the Custodian may have with respect thereto.

         16. Geocapital shall cause to be delivered herewith to the Representative an opinion of Geocapital's counsel reasonably acceptable to the Representative to the effect that this Agreement has been duly authorized, executed and delivered by Geocapital and is enforceable against Geocapital in accordance with its terms, subject to applicable insolvency laws and equity principles and other qualifications which are standard in opinions of this nature.

         17. If the Closing Date shall not occur prior to April 30, 1998, or if prior thereto the Custodian have received notice from the Representative that the transactions contemplated in the Underwriting Agreement have been abandoned by mutual consent of the Company, the Selling Shareholders and the Representative, then the custodial account shall thereupon terminate and the Custodian shall return (a) to the Transfer Agent all certificates deposited by it pursuant to the terms hereof and (b) to each of the Selling Shareholders all certificates and other documents deposited by him or it along with any stock powers for the transfer of the Selling Shareholders Shares to the appropriate Selling Shareholder; provided, however, that the Selling Shareholders shall be liable to the Custodian for the payment of the Custodian's reasonable charges and disbursements as Custodian hereunder.

         18. This Custody Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Texas.

         19. This Custody Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.





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
         20. This Custody Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         The undersigned have executed this Custody Agreement effective as of the date first set forth above.

                                         GEOCAPITAL III, L.P.


                                         By:
                                            ----------------------------------
                                                     General Partner



                                         -------------------------------------
                                                     Michael A. Webster



                                         -------------------------------------
                                                     Robert E. Webster


                                         UMB BANK, N.A.


                                         By:
                                            ----------------------------------
                                                     Authorized Signature


                                         SOUTHWEST SECURITIES, INC.


                                         By:
                                            ----------------------------------
                                                     Authorized Signature


                                         VIAGRAFIX CORPORATION


                                         By:
                                            ----------------------------------
                                                     Authorized Signature





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
Receipt of the Selling Shareholders Shares described in the foregoing Custody Agreement is acknowledged and the instructions set forth herein are noted.

                                    CHASE BANK OF TEXAS, N.A.



                                    By:
                                       --------------------------------------
                                          Gary Jones
                                          Vice President


Dated:  Effective February 26, 1998





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
                                   SCHEDULE I

                        SHARES DEPOSITED WITH CUSTODIAN


         From                              Shares
         ----                              ------
Michael A. Webster                2,144,643 shares of Common Stock

Robert E. Webster                 1,423,928 shares of Common Stock

Geocapital III, L.P               855,000 shares of Series A Convertible Preferred Stock

                                  SCHEDULE II

                       SHARES OF COMMON STOCK TO BE SOLD

                                  Firm Shares      Option Shares    Total
                                  -----------      -------------    -----
Geocapital III, L.P.              54,190*          39,739*          93,929*

Michael A. Webster                240,525          174,441          414,966

Robert E. Webster                 155,285          115,820          271,105
                                  -------          -------          -------

                                  450,000          330,000          780,000


* Following conversion from Series A Convertible Preferred Stock

                                   EXHIBIT A


                         CONVERSION NOTICE TO CUSTODIAN




Chase Bank of Texas, N.A.
200 Ross Avenue, Fifth Floor
Dallas, Texas 75201

         Re: Custody Agreement dated February 26, 1998, by and among Chase Bank of Texas, N.A., ViaGrafix Corporation ("ViaGrafix"), Southwest Securities, Inc., UMB Bank, n.a. ("Transfer Agent"), Michael A. Webster, Robert E. Webster and Geocapital III, L.P.

Gentlemen:

         You are hereby notified that the 855,000 shares of Series A Convertible Preferred Stock of ViaGrafix which are in your custody pursuant to the terms of the above-referenced Custody Agreement are converted, effective immediately, into 488,571 shares of Common Stock of ViaGrafix. Pursuant to the terms of the Custody Agreement, you are hereby instructed to mark the certificates evidencing the Preferred Stock as "Canceled" and to return the canceled certificates to the Transfer Agent promptly.

         Thank you for your assistance.

                                        Very truly yours,

                                        SOUTHWEST SECURITIES, INC.


                                        By:
                                           -----------------------------------
                                                    Authorized Signature

                                   EXHIBIT B


                          PAYMENT NOTICE TO CUSTODIAN




Chase Bank of Texas, N.A.
200 Ross Avenue, Fifth Floor
Dallas, Texas 75201

         Re: Custody Agreement dated February 26, 1998, by and among Chase Bank of Texas, N.A., ViaGrafix Corporation, Southwest Securities, Inc., UMB Bank, n.a., Michael A. Webster, Robert
                 E. Webster and Geocapital III, L.P ("Geocapital").

Gentlemen:

         Pursuant to the terms of the above-referenced Custody Agreement, you are hereby notified that payment to Michael A. Webster, Robert E. Webster and Geocapital of $_______, $_______ and $_______, respectively, has been made in consideration for the delivery of ______, _______ and _______ shares of the Common Stock of ViaGrafix from the shares of Common Stock deposited with you by Michael A. Webster, Robert E. Webster and Geocapital, respectively.

         Thank you for your assistance.

                                        Very truly yours,

                                        SOUTHWEST SECURITIES, INC.


                                        By:
                                           ----------------------------------
                                                    Authorized Signature